Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
Jonathan Mayor                    Bob Brunn
(305) 500-3161                 (305) 500-4210

Ryder Reports Third Quarter 2018 Results

•	Q3 GAAP EPS from Continuing Operations Up $0.57 or 51% to $1.69, Primarily Reflects a Lower Tax Rate, Lower Pension-Related Expenses, and Improved Operating Performance

•	Q3 Comparable EPS from Continuing Operations Up $0.30 or 22% to $1.64, Reflects a Lower Tax Rate from Tax Reform and Improved Operating Performance

•	Record Q3 Total Revenue Grows 17% to $2.2 Billion; Record Q3 Operating Revenue (non-GAAP) Up 13% to $1.7 Billion

•	Revised Full-Year 2018 GAAP EPS Forecast Range of $4.88 to $4.98 vs. Prior Forecast of $4.71 to $4.91

•	Revised Full-Year 2018 Comparable EPS Forecast Range (non-GAAP) of $5.72 to $5.82 vs. Prior Forecast of $5.62 to $5.82

MIAMI, Friday, October 26, 2018 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported third quarter earnings and revenue. Results for the three months ended September 30 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted Earnings Per Share
	2018	2017	Change	2018	2017	Change	2018	2017	Change
GAAP	$116.1	94.5	23%	$89.5	59.0	52%	$1.69	1.12	51%
Non-operating pension costs	1.2	7.0		0.6	4.0		0.01	0.08
Restructuring and other, net	0.3	4.3		—	2.7		—	0.05
Tax law change and tax adjustment	—	—		(3.3)	1.8		(0.06)	0.03
Pension settlement charge	—	5.5		—	3.3		—	0.06
Comparable (non-GAAP)	$117.6	111.2	6%	$86.8	70.9	22%	$1.64	1.34	22%

In the third quarter, the Company reported record total revenue and record operating revenue (a non-GAAP measure excluding all fuel and subcontracted transportation). Total revenue and operating revenue grew across all three business segments reflecting new business and higher volumes. Additionally, Supply Chain Solutions (SCS) revenue growth benefited from the second-quarter acquisition of MXD Group, Inc. (MXD). Total revenue also grew due to higher fuel costs passed through to customers.

Exhibit 99.1

Total and operating revenue for the three months ended September 30 were as follows:

(in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2018	2017	% Change	2018	2017	% Change
Total	$2,158.1	1,840.9	17%	$1,717.2	1,525.4	13%
FMS	$1,336.5	1,195.8	12%	$1,122.0	1,026.0	9%
DTS	$340.6	272.2	25%	$222.2	197.9	12%
SCS	$628.5	488.5	29%	$462.8	376.4	23%

Commenting on the Company’s third quarter results, Ryder Chairman and CEO Robert Sanchez said,
"We are pleased to again deliver year-over-year pretax earnings growth, which was at the high end of our expectations. This quarter's comparable pre-tax earnings improvement was driven by revenue growth in all segments and the benefit of cost actions taken earlier in the year. Third quarter pre-tax earnings grew by 6% despite used vehicle sales and depreciation headwinds of $18 million (17% of prior-year pre-tax earnings), and higher maintenance costs on certain older-model-year vehicles. During the quarter, used vehicle prices were stable, while our inventories remained at the bottom end of our target range.

"We delivered double-digit revenue growth with strong increases in all three business segments, benefiting from new outsourcing wins and a favorable freight environment. Ryder's largest product line, ChoiceLease, grew organically by 5,600 vehicles year-to-date. We continue to successfully penetrate non-outsourced markets and are also seeing expansions with current customers. We are on track for another record sales year in 2018, driven by ChoiceLease and Dedicated Transportation Solutions, positioning us well for accelerating contractual revenue growth.

"We are pleased with the integration and performance of our recent MXD acquisition, positioning Ryder as a leading last-mile provider for big-and-bulky goods. Ryder's last-mile network now includes 136 facilities covering 95% of the U.S. and Canada within a two-day timeframe and provides us with a solid platform for growth in the e-commerce space.

"Additionally, we continue to invest in innovative, customer-facing technology. The second release of RyderGyde™, our mobile fleet-management app which already has more than 4,000 users, now allows customers to rent vehicles from their mobile devices, as well as browse Ryder's used vehicle inventory."

Exhibit 99.1

Third Quarter Business Segment Operating Results

Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.34 billion, up 12% compared with $1.20 billion in the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel) was $1.12 billion, up 9% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 6% reflecting a larger average-fleet size and higher prices on replacement vehicles. The ending lease fleet increased organically by 5,600 vehicles year-to-date. Commercial rental revenue increased 19% from the year-earlier period due to higher demand and pricing. Fuel services revenue increased 26%, primarily reflecting higher fuel costs passed through to customers.

FMS earnings before tax were $95.2 million, down 6% compared with $100.8 million in the same period of 2017. Higher commercial rental and ChoiceLease performance was more than offset by higher depreciation of $12.7 million due to vehicle residual-value changes and accelerated depreciation, as well as lower used vehicle sales results. Used vehicle results primarily reflect lower units sold and higher inventory valuation adjustments due to more challenging prior year comparisons. Commercial rental performance improved due to increased utilization reflecting stronger demand as well as higher pricing. Rental power fleet utilization was 80.4% for the third quarter, up 240 basis points from the year-earlier period. Lease results benefited from fleet growth but were partially offset by higher maintenance costs on certain older model year vehicles. FMS earnings before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were 7.1% and 8.5%, respectively, both down 130 basis points from the prior year.

Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was up 25% to $341 million and DTS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 12% to $222 million compared with the year-earlier period. DTS total and operating revenue growth reflects new business and increased volumes.

DTS earnings before tax of $13.9 million increased 1% compared with $13.7 million in 2017, due to revenue growth, largely offset by higher startup costs on a new customer account. DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 4.1% and 6.3%, respectively, down 90 and 60 basis points from the year-earlier period.

Exhibit 99.1

Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue was up 29% to $629 million and SCS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 23% to $463 million compared with the year-earlier period. SCS operating revenue growth largely reflects increased volumes and new business. Total and operating revenue growth also reflects the acquisition of MXD during the second quarter.

SCS earnings before tax of $37.4 million increased 69% in the third quarter of 2018 compared with $22.1 million in 2017, driven by revenue growth and better operating results across all industry verticals, including improved performance on a prior-year startup account. SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 5.9% and 8.1%, respectively, up 140 basis points and up 220 basis points from the prior year.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the third quarter of 2018, unallocated CSS costs increased to $13 million from $11 million in the prior year, reflecting higher compensation-related expenses partially offset by lower professional services fees.

Income Taxes
The Company’s effective income tax rate and the comparable effective income tax rate (a non-GAAP measure) from continuing operations for the third quarter of 2018, decreased to 22.9% and 26.2%, respectively, reflecting a lower federal tax rate due to Tax Reform. The decrease in the effective income tax rate from the prior year also reflects a state tax law change of $2.2 million and a $1.1 million reversal of uncertain tax positions related to prior periods.

Items Excluded from Segment and Comparable Earnings
Non-operating components of pension costs are excluded from both segment earnings before tax and comparable earnings (a non-GAAP measure) to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $1.2 million ($0.6 million after tax) or $0.01 per diluted

Exhibit 99.1

share in the third quarter of 2018, down from $7.0 million ($4.0 million after tax) or $0.08 per diluted share in the year-earlier period.

Third quarter 2018 results include restructuring and other, net charges of $0.3 million. Third quarter 2017 results include pension settlement charges of $5.5 million ($3.3 million after tax) or $0.06 per diluted share and consulting fees related to a cost savings program of $4.3 million ($2.7 million after tax) or $0.05 per diluted share.

Capital Expenditures
Year-to-date capital expenditures increased to $2.3 billion in 2018, compared with $1.4 billion in 2017. The increase in capital expenditures reflects higher planned investments to grow and refresh the lease and rental fleets. Proceeds of $292 million, primarily from used vehicle sales, decreased 3%. Net capital expenditures (including proceeds from the sale of assets) were $2.0 billion in 2018, up from $1.1 billion in 2017.

Cash Flow and Leverage
Year-to-date operating cash flow was $1.21 billion, up from $1.17 billion in 2017. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $1.56 billion, compared with $1.52 billion in 2017. Free cash flow (a non-GAAP measure) was negative $638 million, compared with positive $210 million in 2017, reflecting increased net-capital spending. The Company’s full-year 2018 forecast for operating cash flow remains unchanged at approximately $1.8 billion. The Company's full-year free-cash-flow forecast also remains unchanged at negative $750 million, primarily reflecting growth-related capital spending.

Total debt as of September 30, 2018 was $6.3 billion, up from $5.4 billion in 2017. Debt to equity for the third quarter of 2018 was 215% compared with 191% at year-end 2017, within Ryder’s long-term target range of 200% to 250%. The Company's year-end 2018 forecast for debt to equity remains unchanged at 210%.

2018 Earnings Forecast
Commenting on the Company’s outlook, Mr. Sanchez said, "Our overall earnings outlook for the fourth quarter remains on track with our prior expectations. We anticipate year-over-year earnings growth in Fleet Management Solutions driven by strong operating performance and a lower impact from used vehicle sales and depreciation headwinds. Based on robust year-to-date lease sales activity, our outlook for ChoiceLease fleet growth remains at a record 8,500 vehicles for the full year. We expect a continued strong rental demand environment and favorable year-over-year results, although to a lesser extent, due to more challenging prior-year comparisons. We anticipate Ryder's used vehicle inventory to remain near the

Exhibit 99.1

low end of our target range. Our outlook for used vehicle sales pricing remains stable at recent levels. Dedicated Transportation Solutions is anticipated to deliver continued double-digit revenue growth and improved earnings performance as compared to the third quarter. We expect strong year-over-year improvement in Supply Chain Solutions results consistent with year-to-date performance."
In light of these factors, Ryder is revising its full-year 2018 GAAP EPS forecast to a range of $4.88 to $4.98, as compared to the prior forecast of $4.71 to $4.91. In 2017, full-year GAAP EPS was $14.90 and included a benefit from Tax Reform. The Company is also narrowing its forecast for full-year 2018 comparable EPS from continuing operations to $5.72 to $5.82, from the prior forecast of $5.62 to $5.82, and compared with $4.53 in 2017.
Ryder is establishing a fourth quarter 2018 GAAP EPS forecast of $1.73 to $1.83, compared with $12.08 in the fourth quarter 2017. The Company is also establishing a fourth quarter 2018 forecast for comparable EPS from continuing operations of $1.75 to $1.85, compared with $1.36 in the fourth quarter 2017.

Exhibit 99.1

Supplemental Company Information

Third Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2018	2017	2018	2017
Earnings from continuing operations	$89.5	59.0	$1.69	1.12
Discontinued operations	(0.8)	(0.3)	(0.01)	(0.01)
Net earnings	$88.8	58.8	$1.68	1.11

Year-to-Date Operating Results

(in millions)	Nine months ended September 30
	2018	2017	Change
Total revenue	$6,151	5,366	15%
Operating revenue (non-GAAP)	$4,899	4,454	10%

Earnings from continuing operations	$167.0	149.0	12%
Comparable earnings from continuing operations (non-GAAP)	$210.0	168.5	25%
Net earnings	$164.5	148.0	11%

Earnings per common share (EPS) - Diluted
Continuing operations	$3.15	2.80	13%
Comparable (non-GAAP)	$3.97	3.17	25%
Net earnings	$3.11	2.78	12%

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best - so they can grow.

Exhibit 99.1

•
Dedicated Transportation Solutions - Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions - Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the ChoiceLease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the ChoiceLease product line varies directly with customer contract signings for growth and replacement vehicles. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand Ryder’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market trends and economic conditions, manufacturer production and delivery schedules, our financial condition, fleet growth, performance in our product lines and segments, the strength of our sales pipeline, demand, utilization and pricing trends in commercial rental, volumes and pricing trends in used vehicle sales, used vehicle inventory levels, residual values, return on capital spread, operating cash flow, free cash flow, capital expenditures, our ability to make investments in sales, marketing, IT and new product initiatives, benefits of our sales and marketing initiatives, ability to achieve expected acquisition-related financial benefits, the impact from tax

Exhibit 99.1

reform on our earnings, and the impact and adequacy of steps we have taken to address our cost structure. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or poor acceptance of rental pricing, availability of rental vehicles to meet demand and availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs due to, among other things, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks or uncertainty in the economic market, implementation or enforcement of regulations, decreases in freight demand or volumes, poor operational execution particularly with new accounts and product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, impact of changes in accounting policies, the sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including:

Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts), comparable earnings before income tax and comparable effective income tax rate, and comparable earnings before interest, taxes, depreciation and amortization. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Operating Revenue Measures, including operating revenue for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Cash Flow Measures, including total cash generated and free cash flow.

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be

Exhibit 99.1

found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for Friday, October 26, 2018, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia. To join please click the below URL five minutes prior to the start of the webcast. You will need to complete the registration page to gain access to the webcast.

Ryder Third Quarter Earnings Call Webcast URL: https://pgi.webcasts.com/starthere.jsp?ei=1211550&tp_key=44df63d174

If you do not have computer speakers or headphones and/or would like to dial-into the webcast, please dial into the phone bridge below. In addition, please click the “listen by phone” option on the webcast player for the optimal viewing experience.

LIVE AUDIO VIA PHONE
Please dial the audio phone number approximately 10 minutes prior to the start of the call.
Toll Free Number 888-352-6803
USA Toll Number:             323-701-0225
Audio Passcode:                 Ryder
Conference Leader:            Bob Brunn

 AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:       888-203-1112
USA Toll Number:       719-457-0820
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AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast of the call will be available within 24 hours after the end of the call at http://investors.ryder.com. Interested listeners may download the audio file and either save or listen to it on their computer or any portable MP3 player. Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call.  Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended September 30, 2018 and 2017
(In millions, except per share amounts)

	Three Months		Nine Months
	2018	2017	2018	2017

Lease and rental revenues	$895.2	823.2	$2,577.4	2,387.8
Services revenue	1,106.1	888.6	3,106.6	2,595.1
Fuel services revenue	156.8	129.1	466.8	383.0
Total revenues	2,158.1	1,840.9	6,150.9	5,365.9

Cost of lease and rental	649.4	588.6	1,905.0	1,745.8
Cost of services	945.9	753.8	2,639.1	2,186.3
Cost of fuel services	153.4	124.6	455.9	372.0
Other operating expenses	30.3	28.4	94.8	87.1
Selling, general and administrative expenses	215.5	212.2	637.3	614.8
Non-operating pension costs	1.2	7.0	3.2	20.9
Used vehicle sales, net	3.0	(2.7)	16.4	11.8
Interest expense	47.4	34.9	127.5	104.6
Miscellaneous income, net	(4.5)	(4.7)	(10.6)	(15.1)
Restructuring and other charges, net	0.3	4.3	19.7	1.7
	2,041.9	1,746.4	5,888.3	5,129.9

Earnings from continuing operations before income taxes	116.1	94.5	262.5	236.0
Provision for income taxes	26.6	35.5	95.6	87.0
Earnings from continuing operations	89.5	59.0	167.0	149.0
Loss from discontinued operations, net of tax	(0.8)	(0.3)	(2.4)	(0.9)
Net earnings	$88.8	58.8	$164.5	148.0

Earnings (loss) per common share - Diluted
Continuing operations	$1.69	1.12	$3.15	2.80
Discontinued operations	(0.01)	(0.01)	(0.05)	(0.02)
Net earnings	$1.68	1.11	$3.11	2.78

Earnings per share information - Diluted
Earnings from continuing operations	$89.5	59.0	$167.0	149.0
Less: Earnings allocated to unvested stock	(0.3)	(0.2)	(0.6)	(0.5)
Earnings from continuing operations available to common stockholders	$89.2	58.8	$166.4	148.4

Weighted-average shares outstanding - Diluted	52.8	52.8	52.7	53.0

EPS from continuing operations	$1.69	1.12	$3.15	2.80
Non-operating pension costs	0.01	0.08	0.03	0.24
Goodwill impairment	—	—	0.29	—
Restructuring and other, net	—	0.05	0.07	0.01
Tax Reform-related and other tax adjustments	(0.06)	0.03	0.43	0.03
Pension settlement charge	—	0.06	—	0.06
Operating tax adjustment	—	—	—	0.03
Comparable EPS from continuing operations *	$1.64	1.34	$3.97	3.17

* Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table. Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	September 30, 2018	December 31, 2017

Assets:
Cash and cash equivalents	$60.7	78.3
Other current assets	1,404.0	1,244.5
Revenue earning equipment, net	9,186.8	8,355.3
Operating property and equipment, net	826.2	776.7
Other assets	1,206.6	1,009.1
	$12,684.3	11,464.0

Liabilities and shareholders' equity:
Current liabilities	$1,323.3	1,188.9
Total debt	6,283.1	5,409.7
Other non-current liabilities (including deferred income taxes)	2,159.5	2,023.8
Shareholders' equity	2,918.4	2,841.7
	$12,684.3	11,464.0

SELECTED KEY RATIOS AND METRICS

	September 30, 2018	December 31, 2017

Debt to equity	215%	191%
Effective interest rate (average cost of debt)	3.1%	2.6%

	Nine months ended September 30,
	2018	2017

Cash provided by operating activities from continuing operations	$1,212.4	1,166.2
Free cash flow *	(638.4)	209.5
Capital expenditures paid	2,200.0	1,312.8

Capital expenditures (accrual basis)	$2,296.2	1,376.0
Less: Proceeds from sales (primarily revenue earning equipment)	(291.6)	(302.0)
Net capital expenditures	$2,004.5	1,074.1

	Twelve months ended September 30,
	2018	2017

Return on average shareholders' equity***	29.1%	9.4%
Return on average assets***	6.8%	1.8%
Adjusted return on capital *	4.7%	4.0%
Weighted average cost of capital	4.7%	4.3%
Return on capital spread **	—%	(0.3)%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
*** 2018 calculations include the benefit from Tax Reform recorded in the fourth quarter of 2017.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended September 30, 2018 and 2017
(Dollars in millions)

	Three Months			Nine Months
	2018	2017	B(W)	2018	2017	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$716.7	673.9	6%	$2,107.9	1,992.7	6%
SelectCare	125.9	117.0	8%	373.0	348.0	7%
Commercial rental	257.9	216.0	19%	694.9	589.4	18%
Other	21.5	19.1	13%	65.2	56.8	15%
Fuel services revenue	214.5	169.8	26%	633.6	505.1	25%
Total Fleet Management Solutions	1,336.5	1,195.8	12%	3,874.6	3,491.8	11%
Dedicated Transportation Solutions	340.6	272.2	25%	970.2	811.3	20%
Supply Chain Solutions	628.5	488.5	29%	1,727.8	1,405.8	23%
Eliminations	(147.6)	(115.6)	(28)%	(421.7)	(343.0)	(23)%
Total revenue	$2,158.1	1,840.9	17%	$6,150.9	5,365.9	15%

Operating Revenue: *
Fleet Management Solutions	$1,122.0	1,026.0	9%	$3,241.0	2,986.8	9%
Dedicated Transportation Solutions	222.2	197.9	12%	637.5	591.0	8%
Supply Chain Solutions	462.8	376.4	23%	1,275.7	1,096.9	16%
Eliminations	(89.9)	(74.9)	(20)%	(255.0)	(221.0)	(15)%
Operating revenue	$1,717.2	1,525.4	13%	$4,899.2	4,453.8	10%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$95.2	100.8	(6)%	$217.9	221.2	(2)%
Dedicated Transportation Solutions	13.9	13.7	1%	45.4	39.8	14%
Supply Chain Solutions	37.4	22.1	69%	101.3	76.2	33%
Eliminations	(16.1)	(14.5)	(11)%	(44.6)	(38.1)	(17)%
	130.4	122.2	7%	319.9	299.2	7%
Unallocated Central Support Services	(12.8)	(11.0)	(16)%	(34.4)	(33.0)	(4)%
Non-operating pension costs	(1.2)	(7.0)	NM	(3.2)	(20.9)	NM
Other items	(0.3)	(9.7)	NM	(19.7)	(9.3)	NM
Earnings from continuing operations before income taxes	116.1	94.5	23%	262.5	236.0	11%
Provision for income taxes	26.6	35.5	25%	95.6	87.0	(10)%
Earnings from continuing operations	$89.5	59.0	52%	$167.0	$149.0	12%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended September 30, 2018 and 2017
(Dollars in millions)

	Three Months			Nine Months
	2018	2017	B(W)	2018	2017	B(W)

Fleet Management Solutions

FMS total revenue	$1,336.5	1,195.8	12%	$3,874.6	3,491.8	11%
Fuel services revenue(a)	(214.5)	(169.8)	26%	(633.6)	(505.1)	25%
FMS operating revenue *	$1,122.0	1,026.0	9%	$3,241.0	2,986.8	9%

Segment earnings before income taxes	$95.2	100.8	(6)%	$217.9	221.2	(2)%

FMS earnings before income taxes as % of FMS total revenue	7.1%	8.4%		5.6%	6.3%

FMS earnings before income taxes as % of FMS operating revenue *	8.5%	9.8%		6.7%	7.4%

Dedicated Transportation Solutions

DTS total revenue	$340.6	272.2	25%	$970.2	811.3	20%
Subcontracted transportation	(80.8)	(46.1)	75%	(224.8)	(136.5)	65%
Fuel	(37.6)	(28.2)	33%	(107.9)	(83.7)	29%
DTS operating revenue *	$222.2	197.9	12%	$637.5	591.0	8%

Segment earnings before income taxes	$13.9	13.7	1%	$45.4	39.8	14%

DTS earnings before income taxes as % of DTS total revenue	4.1%	5.0%		4.7%	4.9%

DTS earnings before income taxes as % of DTS operating revenue *	6.3%	6.9%		7.1%	6.7%

Supply Chain Solutions

SCS total revenue	$628.5	488.5	29%	$1,727.8	1,405.8	23%
Subcontracted transportation	(137.8)	(94.3)	46%	(371.6)	(255.7)	45%
Fuel	(28.0)	(17.8)	57%	(80.5)	(53.3)	51%
SCS operating revenue *	$462.8	376.4	23%	$1,275.7	1,096.9	16%

Segment earnings before income taxes	$37.4	22.1	69%	$101.3	76.2	33%

SCS earnings before income taxes as % of SCS total revenue	5.9%	4.5%		5.9%	5.4%

SCS earnings before income taxes as % of SCS operating revenue *	8.1%	5.9%		7.9%	6.9%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended September 30,		Nine months ended September 30,		Change 2018/2017
	2018	2017	2018	2017	Three months	Nine Months

ChoiceLease
Average fleet count	144,000	137,200	141,900	137,400	5%	3%
End of period fleet count	145,400	137,300	145,400	137,300	6%	6%
Miles/unit per day change - % (a)	0.7%	(1.6)%	(0.1)%	(0.6)%

Commercial rental
Average fleet count	42,300	37,600	40,500	37,500	13%	8%
End of period fleet count	42,600	37,800	42,600	37,800	13%	13%
Rental utilization - power units	80.4%	78.0%	78.3%	73.7%	240 bps	460 bps
Rental rate change - % (b)	3.3%	0.9%	3.2%	1.0%

Customer vehicles under
SelectCare contracts
Average fleet count	56,100	52,800	54,600	51,300	6%	6%
End of period fleet count	56,500	54,400	56,500	54,400	4%	4%

Customer vehicles under
SelectCare on-demand (c)
Fleet serviced during the period	9,000	8,700	18,900	20,600	3%	(8)%

DTS
Average fleet count (d)	9,000	8,200	8,800	8,200	10%	7%
End of period fleet count (d)	9,100	8,300	9,100	8,300	10%	10%

SCS
Average fleet count (d)	8,900	7,900	8,600	7,800	13%	10%
End of period fleet count (d)	9,000	8,000	9,000	8,000	13%	13%

Used vehicle sales (UVS)
Average UVS inventory	5,800	6,900	5,900	6,900	(16)%	(14)%
End of period fleet count	6,200	6,300	6,200	6,300	(2)%	(2)%
Used vehicles sold	4,100	4,700	13,000	13,500	(13)%	(4)%
UVS pricing change - % (e)
Tractors	22%	(19)%	10%	(17)%
Trucks	15%	(15)%	9%	(16)%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial Rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Total revenue	$2,158.1	1,840.9	$6,150.9	5,365.9
Fuel	(222.4)	(175.1)	(655.2)	(520.0)
Subcontracted transportation	(218.5)	(140.4)	(596.4)	(392.2)
Operating revenue *	$1,717.2	1,525.4	$4,899.2	4,453.8

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION

	Nine months ended September 30,
	2018	2017

Net cash provided by operating activities from continuing operations	$1,212.4	1,166.2
Proceeds from sales (primarily revenue earning equipment) (a)	291.6	302.0
Collections on direct finance leases and other items (a)	57.6	54.2
Total cash generated *	1,561.6	1,522.4
Purchases of property and revenue earning equipment (a)	(2,200.0)	(1,312.8)
Free cash flow **	$(638.4)	209.5

Memo:
Net cash provided by (used in) financing activities	$784.9	(191.3)
Net cash used in investing activities	$(2,018.2)	(963.9)

Notes:

(a)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended September 30,
	2018	2017

Net earnings (12-month rolling period)	$807.4	195.5
+ Restructuring and other items	38.6	14.2
+ Income taxes	(467.7)	106.8
Adjusted earnings before income taxes	378.3	316.5
+ Adjusted interest expense (a)	163.6	140.0
- Adjusted income taxes (b)	(147.6)	(159.9)
= Adjusted net earnings for ROC (numerator) [A]	$394.3	296.7

Average total debt	$5,708.5	5,375.1
Average off-balance sheet debt	3.8	1.2
Average shareholders' equity	2,772.9	2,097.1
Adjustment to equity (c)	(131.6)	1.7
Adjusted average total capital (denominator) [B]	$8,353.5	7,475.1

Adjusted ROC * [A]/[B]	4.7%	4.0%

Weighted average cost of capital	4.7%	4.3%

Adjusted return on capital spread	—%	(0.3)%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other items and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended September 30,
	2018	2017

Earnings from continuing operations	$89.5	59.0
+ Provision for income taxes	26.6	35.5
Earnings before income taxes from continuing operations	116.1	94.5
+ Non-operating pension costs	1.2	7.0
+ Restructuring and other, net	0.3	4.3
+ Pension settlement charge	—	5.5
Comparable earnings before income taxes from continuing operations	117.6	111.2
+ Interest expense	47.4	34.9
+ Depreciation	347.2	311.8
+ Losses from used vehicle fair value adjustments	11.5	9.2
+ Amortization	2.2	1.5
Comparable EBITDA	$525.9	468.4

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Nine months ended September 30,
	2018	2017

Earnings from continuing operations	$167.0	149.0
+ Provision for income taxes	95.6	87.0
Earnings before income taxes from continuing operations	262.5	236.0
+ Non-operating pension costs	3.2	20.9
+ Goodwill impairment	15.5	—
+ Restructuring and other, net	4.2	1.7
+ Pension settlement charge	—	5.5
+ Operating tax adjustment	—	2.2
Comparable earnings before income taxes from continuing operations	285.5	266.2
+ Interest expense	127.5	104.6
+ Depreciation	1,028.5	932.8
+ Losses from used vehicle fair value adjustments	39.1	46.4
+ Amortization	5.6	4.4
Comparable EBITDA	$1,486.2	1,354.3

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2018
	Consolidated Statements of Earnings Line Item	Three Months	Nine Months

Earnings from continuing operations before income taxes		$116.1	262.5
Non-operating pension costs	Non-operating pension costs	1.2	3.2
Restructuring and other, net	Restructuring and other charges, net	0.3	4.2
Goodwill impairment	Restructuring and other charges, net	—	15.5
Comparable earnings from continuing operations before income taxes*		117.6	285.5

Provision for income taxes		(26.6)	(95.6)
Income tax effects of non-GAAP adjustments**		(0.9)	(2.7)
Tax Reform-related and other tax adjustments		(3.3)	22.7
Comparable provision for income taxes**		(30.9)	(75.5)

Earnings from continuing operations		89.5	167.0
Non-operating pension costs	Non-operating pension costs	0.6	1.5
Restructuring and other, net	Restructuring and other charges, net	—	3.3
Tax Reform-related and other tax adjustments	Provision for income taxes	(3.3)	22.7
Goodwill impairment	Restructuring and other charges, net	—	15.5
Comparable earnings from continuing operations*		$86.8	210.0

Tax rate on continuing operations		22.9%	36.4%
Income tax effects of non-GAAP adjustments**		3.3%	(9.9)%
Comparable tax rate on continuing operations**		26.2%	26.5%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

		2017
	Consolidated Statements of Earnings Line Item	Three Months	Nine Months

Earnings from continuing operations before income taxes		$94.5	236.0
Non-operating pension costs	Non-operating pension costs	7.0	20.9
Restructuring and other, net	Restructuring and other charges, net	4.3	1.7
Pension settlement charge	SG&A	5.5	5.5
Operating tax adjustment	SG&A	—	2.2
Comparable earnings from continuing operations before income taxes*		111.2	266.2

Provision for income taxes		(35.5)	(87.0)
Income tax effects of non-GAAP adjustments**		(4.8)	(10.7)
Comparable provision for income taxes**		(40.2)	(97.7)

Earnings from continuing operations		59.0	149.0
Non-operating pension costs	Non-operating pension costs	4.0	12.1
Restructuring and other, net	Restructuring and other charges, net	2.7	0.7
Tax law changes	Provision for income taxes	1.8	1.8
Pension settlement charge	SG&A	3.3	3.3
Operating tax adjustment	SG&A	—	1.7
Comparable earnings from continuing operations*		$70.9	168.5

Tax rate on continuing operations		37.5%	36.9%
Income tax effects of non-GAAP adjustments**		(1.3)%	(0.2)%
Comparable tax rate on continuing operations**		36.2%	36.7%
* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	Fourth Quarter 2018	Full Year 2018
EPS from continuing operations	$1.73 to $1.83	$4.88 to $4.98
Non-operating pension costs, net of tax	0.01	0.04
UK goodwill impairment charge	—	0.29
Restructuring and other, net	0.01	0.08
Tax Reform-related and other tax adjustments	—	0.43
Comparable EPS from continuing operations forecast*	$1.75 to $1.85	$5.72 to $5.82

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILIATION

2018 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$1,800
Proceeds from sales (primarily revenue earning equipment) (1)	400
Collections of direct finance leases (1)	80
Total cash generated*	2,280

Capital expenditures (1)(2)	(3,030)
Free cash flow **	$(750)

Memo:
Net cash provided by financing activities	$900
Net cash used in investing activities	$(2,700)

(1)	Included in cash flows from investing activities.

(2)	Capital expenditures presented net of changes in accounts payable related to purchases of revenue earning equipment.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.